EXHIBIT 3.2

                             CERTIFICATE OF AMEDMENT
                                       OF
                            ARTICLES OF INCORPORATION

Steven M. Schorr and Randall S. Reis certify that:

1. They are the President and Secretary, respectively, of Airponic International Corporation, a California corporation.

Article I of the articles of incorporation is amended to read as follows:

              I.  The name of this Corporation is:

                  BIOPONIC INTERNATIONAL

2. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

3. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902 or the Corporations Code. The total number of outstanding shares of the corporation is 10,615,012. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matter set forth in this certificate are true and correct of our own knowledge.

March 6, 1992
                               /s/ Steven M. Schorr
                                   ---------------------------
                                   Steven M. Schorr, President

                               /s/ Randall S. Reis
                                   --------------------------
                                   Randall S. Reis, Secretary
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